UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LEAP WIRELESS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     On July 22, 2011, Leap Wireless International, Inc, or Leap, mailed the attached letter to its stockholders.
     Leap is filing materials contained in this Schedule 14A with the Securities and Exchange Commission, or SEC, in connection with its solicitation of proxies for the election of director nominees to its Board of Directors and four other proposals at its 2011 Annual Meeting of Stockholders. In connection with the solicitation of proxies, Leap has filed a definitive proxy statement and other relevant documents with the SEC. You are urged to read the proxy statement and other information because they contain important information about Leap and the proposals to be presented at the 2011 Annual Meeting of Stockholders. These documents are available free of charge at the SEC’s website at www.sec.gov or from Leap at www.leapwireless.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.
     Leap and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Leap’s stockholders in connection with the election of directors and other matters to be proposed at the 2011 Annual Meeting of Stockholders. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the proxy statement and other materials filed by Leap with the SEC.

July 22, 2011

Dear Fellow Stockholder:

The July 28th Annual Meeting of Stockholders is just days away, and it is critical that your shares are represented. You have an important opportunity to keep your Company on its current path to success by voting “FOR” all proposals on the enclosed WHITE proxy card.

We write to alert you to serious issues with the nominees proposed by Pentwater Capital Management, our serious concerns regarding Pentwater’s intentions and the risks we believe the election of Pentwater’s nominees would pose to Leap’s successful strategy — and therefore to the value of your Leap stock.

WHAT YOU NEED TO KNOW ABOUT MATTHEW HALBOWER

Pentwater CEO Matthew Halbower has absolutely no relevant telecommunications experience:

•	Mr. Halbower has never worked for, managed or sat on the board of a telecommunications company, which in our view makes him the least obvious candidate to add value to Leap’s board.

•	We believe all evidence points to the fact that Mr. Halbower’s fund has a short-term focus, and does not look out for its fellow investors and that Mr. Halbower is not likely to care about giving other stockholders a voice in the boardroom.

We believe Pentwater’s track record shows that Mr. Halbower’s motivation is to make himself a quick profit and that he ultimately does not care about Leap’s long-term prospects:

•	In 2008, Pentwater ran a proxy contest at Post Properties, which was settled by (among other things) allowing David R. Schwartz (a Pentwater designee) to stand for election to the board. Mr. Schwartz served on the Post board for only 14 months.

•	Even before Mr. Schwartz joined Post’s board, Pentwater had already sold its entire position in Post common stock, which we believe further reveals Pentwater’s consistent short-term orientation.

•	Even more important, Post’s share price dropped 57% between the time Pentwater announced its proxy contest and when Mr. Schwartz resigned from the Board, demonstrating in our view that Pentwater’s involvement failed to produce value for stockholders (which was of no consequence to Mr. Halbower, since Pentwater had already sold its entire position).

You have to take Mr. Halbower to court to get what he promises you:

•	Mr. Halbower was sued by a former employee for breach of contract for not delivering a promised equity share in Pentwater.

•	Mr. Halbower was sued for breach of contract for failing to pay fees to a director nominee recruited to be a part of a proxy contest regarding Post Properties.

•	Mr. Halbower was sued for breach of contract and violation of the Illinois Trade Secrets Act by his former employer (Citadel), for allegedly violating his non-compete agreement and using trade secrets and other confidential information obtained at Citadel for his own benefit.

WHAT YOU NEED TO KNOW ABOUT RICHARD ROSCITT

Mr. Roscitt presided over the destruction of 84% of the stockholder value of ADC Telecommunications during his tenure as Chairman and CEO:

•	When Mr. Roscitt was appointed Chairman and CEO in February 2001, ADC stock was trading at $98.00 per share; when Mr. Roscitt resigned as CEO in August 2003, ADC stock was trading at $15.26 per share.

Leaving ADC stockholders behind with little in their pockets, Mr. Roscitt was quick to line his own:

•	Mr. Roscitt resigned from ADC to accept a position as President and COO of MCI, Inc.

•	After only seven months of service at MCI, Mr. Roscitt received a severance package worth approximately $8.1 million.

In our view, Mr. Roscitt has a track record of presiding over the destruction of stockholder value as a public company director:

•	During his tenure on the board of Net2Phone, Net2Phone’s stock price declined 60%.

•	During his tenure on the board at Sequoia Software, Sequoia’s stock price declined 44%.

WHAT YOU NEED TO KNOW ABOUT ROBERT SWITZ

ADC Telecommunications was sold for 16% less per share than the share price when Mr. Switz became CEO after succeeding Mr. Roscitt:

•	ADC stock was trading at $15.26 when Mr. Switz took the helm in 2003 and in 2010, under his stewardship, ADC was sold to a division of Tyco for $12.75 per share.

In our view, Mr. Switz has a similar track record of presiding over the destruction of stockholder value as a public company director:

•	During his tenure on the board of Micron Technology, Micron’s stock price has declined 54%.

•	During his tenure on the board of Hickory Tech Corporation, Hickory’s stock price declined 22%.

Pentwater also failed to disclose in its notice of nominations Mr. Switz’s ties to Pentwater — in particular, that Mr. Switz is the father of a senior portfolio manager at Pentwater.

PENTWATER IS NOT CONCERNED ABOUT OTHER LEAP STOCKHOLDERS

We believe Pentwater’s trading history and track record clearly show that Pentwater only looks out for itself — to the detriment of its “fellow” investors. As a prime example, last year BPW Acquisition Corp. announced a proposed merger with Talbots, which was subject to a condition that 90% of BPW’s public warrant holders tender into an exchange offer. The merger was the final opportunity for BPW stock and warrant holders to maximize value or else face liquidation of BPW (with the public warrants expiring worthless).

After the announcement, Pentwater purchased approximately 9% of the outstanding BPW warrants and informed BPW that it intended to hold its warrants out from the exchange offer. Having created a classic “hold up” problem for BPW, and with time running short before the warrants would expire worthless, Pentwater filed for temporary injunctive relief to buy itself more time to pressure BPW for additional concessions. By doing so, Pentwater risked causing a total loss to its fellow warrant holders and jeopardized a deal that had been approved by BPW stockholders so that it could extract additional value that would inure only to itself. The court denied Pentwater’s request for relief. Ask yourself whether you want to take the risk of electing directors selected by a stockholder who we believe blatantly disregards other investors’ interests in favor of its own.

PENTWATER’S CLAIMS ABOUT CURRENT LEAP DIRECTORS ARE UNFOUNDED
AND NOT SUPPORTED BY THE FACTS

In spite of its own misaligned interests, Pentwater has gone to great lengths to claim that the interests of Leap’s Chairman, Dr. Mark H. Rachesky, are not aligned with other Leap stockholders. We believe that these claims are unfounded and not supported by the facts. Dr. Rachesky’s MHR investment funds own 19.8% of Leap’s stock — and, unlike Pentwater, MHR is a long-term investor that has NEVER sold any Leap stock and NEVER bet against the Company by selling the stock short. Pentwater simply cannot make the same statement.

Pentwater has also tried to persuade you that the service of Leap nominees Dr. Rachesky, Michael Targoff and John Harkey as directors at Loral Space & Communications somehow suggests that they are unfit to serve as directors at Leap. What Pentwater fails to mention, however, is that since the date of the Loral decision in September 2008, Loral’s stock price has increased ~340% — all while Dr. Rachesky, Mr. Targoff and Mr. Harkey have served on Loral’s Board. By contrast, Pentwater has failed to provide any examples where its involvement in running a public company has produced such favorable results for stockholders.

PENTWATER IS USING THIS PROXY CONTEST TO MAKE A SHORT-TERM GAIN

In our view, the facts clearly show that Pentwater’s only intention in running this proxy contest is to make a short-term gain on its own recently acquired shares:

•	As little as one year ago, Pentwater did not own any Leap shares.

•	Pentwater has sold almost 40% of its net position since announcing the proxy contest — even reducing its net position by 20,000 shares on the day it filed its initial proxy statement.

•	Pentwater established a short position covering more than 1.6M Leap shares, equal to ~67% of the 2.4M shares it held as of June 20, 2011.

•	Net of its short position, Pentwater’s holdings represent only ~1% of Leap’s shares — yet Pentwater wants control over more than one-third of Leap’s Board.*

PENTWATER HAS PRESENTED NO NEW IDEAS FOR LEAP

We believe Pentwater’s alternate “plan” for Leap is vague, misinformed and does not contain a single idea that the Board hasn’t either implemented or initiated with significantly more depth. Pentwater has never asked to speak to our Board or management team to discuss its operational proposals — and we believe this is because they simply don’t have anything new to propose. This is not surprising to us, given Pentwater’s short-term approach to investing and inexperience with running a public company. In our view, electing Pentwater’s nominees to your Board puts your investment at risk.

Your Board has also demonstrated that it is willing to hold its management team accountable. In order to ensure that it had the right management team in place to execute Leap’s current operational strategy, the Company replaced ~30% of its vice presidents and other members of senior management last year.

* Please refer to Pentwater’s definitive proxy statement filed with the SEC on July 5, 2011 for a full description of Pentwater’s trading history in Leap stock.

GLASS LEWIS SHARES OUR CONCERNS AND RECOMMENDS
VOTING “FOR” ALL OF LEAP’S PROPOSALS

Respected independent proxy advisory service Glass Lewis & Co. agrees that now is not the time to change the Board, and has recommended that Leap’s stockholders vote “FOR” all of Leap’s proposals on the WHITE proxy card.

Glass Lewis agrees that Pentwater has failed to articulate any specific plan for Leap’s business and that Pentwater is not interested in the Company’s long-term success, indicating that:

“[Pentwater] appears to offer considerably less in the way of concrete plans relative to those presented by the board. More concerning still is the brief, small and oddly-structured nature of Pentwater’s investment. . . . We believe the nature of Pentwater’s investment pattern in Leap raises significant doubts about the extent to which it shares an interest in the long-term value of the Company.”

  Glass Lewis & Co. Proxy Paper dated July 15, 2011, pg. 10 (emphasis added).

In issuing its recommendation in favor of Pentwater’s proposals, we believe Institutional Shareholder Services failed to consider critical information, including:

•	That Pentwater has sold and shorted Leap stock since announcing the proxy contest whereas MHR is a long-term private equity firm that has never sold or shorted Leap stock.*

•	That Pentwater’s track record reveals its opportunistic short-term focus and that in our view Pentwater has no interest in providing value to other stockholders, whereas MHR is a private equity fund with a long-term focus that has provided tremendous value to other stockholders (Loral’s stock price has increased ~340% since September 2008).

•	Our view that Matthew Halbower has absolutely no telecommunications experience and that Richard Roscitt’s and Robert Switz’s “relevant industry operating experience” is in overseeing destruction of stockholder value at ADC Telecommunications.

•	That the Leap Board put into place a new operating strategy that is producing strong, positive results and replaced 30% of the Company’s vice presidents and other members of senior management to ensure that the strategy would be executed successfully.

•	Our view that Pentwater has not articulated a strategy outside of the strategy already being pursued by management and that Pentwater never discussed its proposals with management.

•	Our view that Leap’s 3G strategy has been a strong success, with our broadband service contributing over $72 million of adjusted OIBDA over the last four quarters and establishing a solid foundation for our current smartphone offerings. Carriers that skipped this initial 3G investment are now forced to spend substantial additional capital to upgrade their 2G networks and improve the significantly limited customer experience for 3G smartphones on their networks.

•	That Leap’s sales, marketing and administrative costs (SG&A) are comparable to MetroPCS when calculated on an apples-to-apples basis even though Leap operates in significantly more markets with less population density than MetroPCS.

•	That Leap’s Board continually looks for opportunities to deliver increased value to stockholders and in 2010 undertook a comprehensive review of strategic alternatives — adding new independent directors and appointing a special committee to oversee the review. After the review, the special committee and Board unanimously determined to pursue our current operational strategy — which we believe has yielded significant results.

* Please refer to Pentwater’s definitive proxy statement filed with the SEC on July 5, 2011 for a full description of Pentwater’s trading history in Leap stock.

SUPPORT THE VALUE OF YOUR INVESTMENT BY VOTING “FOR” LEAP’S PROPOSALS TODAY USING THE ENCLOSED WHITE PROXY CARD

We believe Pentwater is putting the Company’s success — and therefore the value of your stock — at risk by using this proxy contest to make a short-term gain on its position in Leap stock. We believe Pentwater has no long-term commitment to Leap, and in our view it is disingenuous for Pentwater to claim that its interests are aligned with yours.

Pentwater is attempting to nominate three candidates whose track records raise serious concerns — and who, if elected, would comprise over one-third of Leap’s Board. Pentwater has completely failed to articulate any strategy for the Company beyond what your Board is already executing. Under the leadership of your Board and management, we are confident that Leap is on the right track to deliver further improvements in stockholder value. Don’t let Pentwater’s attempt to profit from this proxy contest derail our positive momentum — we believe the election of the Pentwater nominees to the Board could have a disruptive effect on Leap and its management team.

The Leap Board recommends that you vote “FOR” the slate of qualified Leap nominees named on the enclosed WHITE proxy card. Remember, only your latest-dated proxy counts. If you have inadvertently submitted a gold proxy, you have every right to change your vote. Simply use the enclosed WHITE proxy card to vote TODAY — by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

You may have received a gold proxy card from Pentwater. We strongly urge you to simply discard it. In addition to all of the troubling issues laid out above, it is our view that Pentwater did not comply with our bylaws, so its director nominations are therefore not valid. As such, shares voted for Pentwater nominees will not be counted at the Annual Meeting, absent a contrary judgment by Delaware courts.

We thank you for your continued support.

Very truly yours,

S. Douglas Hutcheson
President and Chief Executive Officer

TIME IS SHORT AND YOUR VOTE IS IMPORTANT

We urge you NOT to sign any gold proxy card sent to you by Pentwater — not even as a protest against them. If you have already done so, you have the legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY. Since the annual meeting is just days away, we urge you to submit your vote by telephone or by Internet, following the simple instruction on the WHITE proxy card. You may also sign, date and return the WHITE proxy card in the pre-paid envelope provided.

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
Stockholders Call Toll-Free:  (888) 750-5834
Banks and Brokers Call Collect:  (212) 750-5833

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

Important Information
In connection with the solicitation of proxies, Leap Wireless International, Inc., or Leap, has filed with the Securities and Exchange Commission, or the SEC, a definitive proxy statement and other relevant documents concerning the proposals to be presented at Leap’s 2011 Annual Meeting of Stockholders, or the 2011 Annual Meeting. The proxy statement contains important information about Leap and the 2011 Annual Meeting. In connection with the 2011 Annual Meeting, Leap has mailed the definitive proxy statement to stockholders. In addition, Leap files annual, quarterly and special reports, proxy statements and other information with the SEC. You are urged to read the proxy statement and other information because they contain important information about Leap and the proposals to be presented at the 2011 Annual Meeting. These documents are available free of charge at the SEC’s website at www.sec.gov or from Leap at www.leapwireless.com. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Leap and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Leap’s stockholders in connection with the election of directors and other matters to be proposed at the 2011 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by Leap with the SEC.

Forward-Looking Statements
This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about our expected, future financial and operational performance, including as a result of our current and future product and service plan offerings, future plans to transition to LTE networks and expected contributions from management and from our proposed slate of nominees to Leap’s Board of Directors and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;

•	our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting

•	our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;

•	future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;

•	our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	our ability to effectively integrate, manage and operate our new joint venture in South Texas;

•	failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011.

All forward-looking statements included in this letter should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket “K” are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Music, Muve Money, Cricket Crosswave, Seek Music, MyPerks, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.